EXHIBIT 2.2

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Merger Agreement”) dated as of June 2, 2005, by and between Arbios Systems, Inc., a Nevada corporation (“Arbios-Nevada”), and Arbios Systems, Inc., a Delaware corporation (“Arbios-Delaware”).

WHEREAS, Arbios-Nevada is a corporation duly organized and existing under the laws of the State of Nevada; and

WHEREAS, Arbios-Delaware is a corporation duly organized and existing under the laws of the State of Delaware; and

WHEREAS, Arbios-Nevada has authority to issue 25,000,000 shares of common stock, $0.001 par value per share (“Arbios-Nevada Common Stock”), of which 16,232,909 shares are issued and outstanding; and

WHEREAS, Arbios-Delaware has authority to issue 60,000,000 shares of common stock, par value $0.001 per share (“Arbios-Delaware Common Stock”), and 5,000,000 shares of preferred stock, par value $0.001 per share; and

WHEREAS, 100 shares of Arbios-Delaware Common Stock are issued and outstanding, all of which are owned, beneficially and of record, by Arbios-Nevada; and

WHEREAS, the respective Boards of Directors of Arbios-Nevada and Arbios-Delaware have determined that, for the purpose of effecting the reincorporation of Arbios-Nevada in the State of Delaware, it is advisable and in the best interests of both corporations and their respective stockholders that Arbios-Nevada merge with and into Arbios-Delaware upon the terms hereinafter provided and in accordance with the laws of the State of Nevada and the State of Delaware in a transaction qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, the respective Boards of Directors of Arbios-Nevada and Arbios-Delaware have approved this Merger Agreement and directed that this Merger Agreement be submitted to a vote of their respective stockholders for approval in accordance with applicable law.

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Arbios-Nevada and Arbios-Delaware hereby agree as follows:

1.  Merger. Subject to the terms of this Merger Agreement, Arbios-Nevada shall be merged with and into Arbios-Delaware (the “Merger”) in accordance with Section 253 of the Delaware General Corporation Law (“DGCL”) and Sections 92A.120 and 92A.190 of the Nevada Revised Statutes (“NRS”) such that Arbios-Delaware shall be the surviving corporation (hereinafter referred to as the “Surviving Corporation”). The Merger shall become effective on the date and at the time (the “Effective Time”) at which a certified copy of the Articles of Merger and a Certificate of Ownership and Merger complying with the DGCL, executed and acknowledged on behalf of Arbios-Delaware and Arbios-Nevada in accordance with the requirements of the NRS and the DGCL, have been filed with the Nevada Secretary of State and the Delaware Secretary of State.

2.  Certificate of Incorporation and Bylaws. The Certificate of Incorporation of Arbios-Delaware, as in effect on the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation without change or amendment, until thereafter amended in accordance with the provisions thereof and applicable laws. The Bylaws of Arbios-Delaware, as in effect on the Effective Time, shall be the Bylaws of the Surviving Corporation without change or amendment until thereafter amended in accordance with the provisions thereof and applicable laws.

3.  Directors and Officers. The directors of Arbios-Nevada immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and the Bylaws of the Surviving Corporation. The officers of Arbios-Nevada immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and the Bylaws of the Surviving Corporation.

4.  Succession. From and after the Effective Time, the Surviving Corporation shall succeed, insofar as permitted by law, to all of the rights, assets, liabilities and obligations of Arbios-Nevada; and the title to any real estate vested by deed or otherwise, in either of Arbios-Nevada or the Surviving Corporation, shall not revert or be in any way impaired by reason of the Merger, but all rights of creditors and all liens on any property of either of said corporations shall be reserved unimpaired, and all debts, liabilities and duties of said corporations shall, as of the Effective Time, attach to the Surviving Corporation, and may be enforced against the Surviving Corporation to the same extent as if said debts, liabilities and duties had been incurred or contracted by it, and any claim existing or action or proceeding pending by or against either of said corporations may be prosecuted as if the Merger had not taken place, or the Surviving Corporation may be substituted in its place. The employees and agents of Arbios-Nevada shall become the employees and agents of the Surviving Corporation and continue to be entitled to the same rights and benefits which they enjoyed as employees and agents of Arbios-Nevada.

5.  Further Assurances. From time to time as and when requested by the Surviving Corporation or by its successors and assigns, there shall be executed and delivered on behalf of Arbios-Nevada or the Surviving Corporation, as the case may be, such deeds and other instruments, and there shall be taken or caused to be taken by it such further and other actions, as shall be appropriate or necessary in order to vest, protect or confirm, of record or otherwise, in the Surviving Corporation the title to and possession of all property, interest, assets, right, privileges, immunities, powers, franchises and authority of Arbios-Nevada, and otherwise to carry out the purposes of this Merger Agreement, and the officers and directors of the Surviving Corporation are fully authorized, in the name and on behalf of Arbios-Nevada, or otherwise, to take any and all such action and to execute and deliver any and all such deeds and other instruments.

6.  Conversion of Shares.

(a)  At the Effective Time, each share of Arbios-Nevada Common Stock issued and outstanding or held in the treasury of Arbios-Nevada immediately prior thereto (other than shares of Arbios-Nevada Common Stock in respect of which dissenters’ rights shall properly have been exercised in accordance with the NRS) shall, by virtue of the Merger and without any action on the part of any holder thereof, be changed and converted into one fully paid and non assessable share of Arbios-Delaware Common Stock.

(b)  At the Effective Time, each option and warrant to purchase shares of Arbios-Nevada Common Stock outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become an option or warrant, as the case may be, to purchase, upon the same terms and conditions, the number of shares of Arbios-Delaware Common Stock that is equal to the number of shares of Arbios-Nevada Common Stock that the holder would have received had the holder exercised such option or warrant in full immediately prior to the Effective Time (whether or not such option or warrant was then exercisable) and the exercise price per share under each of said options and warrants shall be the exercise price per share thereunder immediately prior to the Effective Time, unless otherwise provided in the instrument granting such option or warrant.

(c)  At the Effective Time, the shares of Arbios-Delaware Common Stock currently issued and outstanding in the name of Arbios-Nevada shall be canceled and retired, without any consideration being issued or paid therefor, and shall resume the status of authorized and unissued shares of Arbios-Delaware Common Stock, and no shares of Arbios-Delaware Common Stock or other securities of the Surviving Corporation shall be issued in respect thereof.

7.  Stock Certificates. At the Effective Time, each certificate representing issued and outstanding shares of Arbios-Nevada Common Stock (other than shares of Arbios-Nevada Common Stock in respect of which dissenters’ rights shall properly have been exercised in accordance with the NRS) immediately prior to the Effective Time shall be deemed and treated for all purposes as representing the shares of Arbios-Delaware Common Stock into which such shares of Arbios-Nevada Common Stock have been converted as provided in this Merger Agreement. Each stockholder of Arbios-Nevada may, but is not required to, exchange any existing stock certificates representing shares of Arbios-Nevada Common Stock for stock certificates representing the same number of shares of Arbios-Delaware Common Stock. All shares of Arbios-Delaware Common Stock into which shares of Arbios-Nevada Common Stock shall have been converted pursuant to this Merger Agreement shall be deemed to have been issued in full satisfaction of all rights pertaining to such converted shares. At the Effective Time, the holders of certificates representing Arbios-Nevada Common Stock outstanding immediately prior to the Effective Time (except for shares of Arbios-Nevada Common Stock in respect of which dissenters’ rights shall have been properly exercised in accordance with the NRS) shall cease to have any rights with respect to such stock, and their sole rights shall be with respect to Arbios-Delaware Common Stock into which their shares of Arbios-Nevada Common Stock have been converted as provided in this Merger Agreement. At the Effective Time, the stock transfer books of Arbios-Nevada shall be closed, and no transfer of shares of Arbios-Nevada Common Stock outstanding immediately prior to the Effective Time shall thereafter be made or consummated.

8.  Stockholder Approval. This Merger Agreement shall be submitted to a vote of the stockholders of Arbios-Nevada and the sole stockholder of Arbios-Delaware in accordance with the laws of the State of Nevada and the State of Delaware, respectively. In the event that this Merger Agreement shall be not approved by the requisite vote of stockholders of Arbios-Nevada Common Stock entitled to vote thereon, this Merger Agreement shall thereupon be terminated without further action of the parties hereto.

9.  Plan of Reorganization. This Agreement is intended to be a plan of reorganization within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder.

10.  Amendment. Subject to applicable law, this Merger Agreement may be amended, modified or supplemented by written agreement of the parties hereto at any time prior to the Effective Time with respect to any of the items contained herein.

11.  Abandonment. At any time before the Effective Time, this Merger Agreement may be terminated and the Merger may be abandoned by the Board of Directors of either Arbios-Delaware or Arbios-Nevada or both, notwithstanding the approval of this Merger Agreement by the stockholders of Arbios-Nevada or the sole stockholder of Arbios-Delaware.

12.  Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, except to the extent the laws of the State of Nevada are required to apply to the Merger.

IN WITNESS WHEREOF, this Merger Agreement is hereby executed on behalf of Arbios-Nevada and Arbios-Delaware by their respective duly authorized officers as of the date first written above.

ARBIOS SYSTEMS, INC., a Nevada corporation s/JACEK ROZGA, M.D., Ph.D Jacek Rozga, M.D., Ph.D Title: President
ARBIOS SYSTEMS, INC., a Delaware corporation s/JACEK ROZGA, M.D., Ph.D Jacek Rozga, M.D., Ph.D Title: President